CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Rochester Fund Municipals:

We consent to the use in this Registration Statement of Rochester Fund Municipals, of our report dated February 16, 2011, relating to the financial statements and financial highlights of Rochester Fund Municipals, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                                       /s/ KPMG LLP

                                       KPMG LLP

Denver, Colorado

March 29, 2011